Exhibit 5.2

CONSENT OF CASSELS BROCK & BLACKWELL LLP

We hereby consent to the reference to our statements under “Enforceability of Certain Civil Liabilities” and “Description of Securities – Debt Securities – Enforceability of Judgements” and the reference to our firm name on page iii and under the headings “Documents Filed as Part of the Registration Statement”, “Legal Matters” and “Interests of Experts” in the short form base shelf prospectus forming a part of the Registration Statement on Form F- 10, and any amendments or supplements thereto, filed by Orla Mining Ltd. with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Act”). By giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under the Act, or the rules and regulations promulgated thereunder.

/s/ Cassels Brock & Blackwell LLP

Vancouver, Canada

Date: September 15, 2025